By Electronic Delivery to: Liz.Mcowat@futuremedia.co.uk and fangelo@alltel.net
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December 17, 2007
Ms. Liz Mcowat
Chief Financial Officer
Futuremedia Public Limited Company
Nile House, Nile Street
Brighton BN1 1HW, England

Re: Futuremedia Public Limited Company (the "Company")
Nasdaq Symbol: FMDAD

Dear Ms. Mcowat:

On June 26, 2007, Staff notified the Company that its American Depositary Shares failed to maintain a minimum bid price of $1.00 over the previous 30 consecutive business days as required by the Marketplace Rules of The Nasdaq Stock Market (the "Rule"). Since then, the closing bid price of the Company's American Depositary Shares has been at $1.00 per share or greater for at least 10 consecutive business days. Accordingly, the Company has regained compliance with Marketplace Rule 4320(e)(2)(E)(ii) and this matter is now closed.

If you have any questions, please contact Marcia Brown-DeMar, Lead Analyst, at
(301) 978-8063.

Sincerely,



Stanley Higgins
Director
Nasdaq Listing Qualifications